Exhibit 3.1

ARTICLES OF INCORPORATION
OF
APPLE REIT TEN, INC.

ARTICLE I
NAME

          The name of the corporation (the “Corporation”) is Apple REIT Ten, Inc.

ARTICLE II
PURPOSE

          The Corporation is organized for the purpose of operating as a “real estate investment trust,” as defined in the Internal Revenue Code of 1986, as the same may be amended from time to time (the “Code”), and to acquire, own, operate, manage, lease, finance, refinance, dispose of and otherwise deal with real property (and personal property incidental thereto), and shall have the power to conduct all lawful activities incidental or related thereto, and to engage in any lawful business.

ARTICLE III
AUTHORIZED SHARES

          3.1 Number and Designation. The number and designation of shares that the Corporation shall have authority to issue are as follows:

Class	Number of Shares

Common	400,000,000

Preferred	430,480,000

The Common Shares and the Preferred Shares shall have no par value per share. The Preferred Shares may be issued from time to time in one or more series. Notwithstanding anything to the contrary in these Articles of Incorporation, the Board of Directors, by adoption of an amendment of these Articles of Incorporation (“Articles of Amendment”), may fix in whole or in part the preferences, limitations and relative rights, within the limits set forth in the Virginia Stock Corporation Act, of any series within the Preferred Shares before the issuance of any shares of that series.

          3.2 Preemptive Rights. No holder of outstanding shares shall have any preemptive right with respect to (i) any shares of the Corporation of any class, whether now or hereafter authorized, (ii) any warrants, rights or options to purchase any such shares, or (iii) any obligations convertible into any such shares or into warrants, rights or options to purchase any such shares.

          3.3 Debt Securities. The Board of Directors may, in its discretion, authorize and issue any notes, bonds, debentures or other obligations of the Corporation, including any obligations maturing more than one year after the date of issuance thereof, whether or not secured by assignment, pledge or mortgage of any property of the Corporation, on such terms and at such prices as the Board of Directors in its sole discretion determines.

ARTICLE IV
COMMON SHARES

          4.1 Voting Rights. The holders of the outstanding Common Shares shall, to the exclusion of the holders of any other class of shares of the Corporation, have the sole power to vote for the election of directors and for all other purposes without limitation, except (i) as otherwise provided in the Articles of Amendment establishing any series of Preferred Shares, or (ii) as may be required by law.

          4.2 Distributions. The Board of Directors shall have the authority to declare dividends from funds available for such purposes under the Virginia Stock Corporation Act and shall declare such dividends to the extent necessary to ensure the Corporation’s qualification as a real estate investment trust under the Code. Subject to the rights of the holders of shares, if any, ranking senior to the Common Shares as to dividends or rights in liquidation, dissolution or winding up of the affairs of the Corporation, the holders of outstanding Common Shares shall be entitled to receive, if, when and as declared by the Board of Directors, dividends and distributions of the net assets of the Corporation upon the liquidation, dissolution or winding up of the affairs of the Corporation.

ARTICLE V
PREFERRED SHARES

          5.1 Series A Preferred Shares. There are hereby designated Four Hundred Million (400,000,000) Series A Preferred Shares, no par value (the “Series A Preferred Shares”). The Series A Preferred Shares shall have the following preferences, limitations and relative rights:

                    (a) Relationship to Common Shares. For each Common Share issued (except upon conversion of the Series B Convertible Preferred Shares into Common Shares pursuant to Section 5.2(e)), each recipient will, in addition, receive one of the Series A Preferred Shares. No additional amount is due for each Series A Preferred Share that accompanies each Common Share. If the Corporation shall (i) pay a dividend on its outstanding Common Shares in Common Shares or subdivide or otherwise split its outstanding Common Shares, or (ii) combine its outstanding Common Shares into a smaller number of shares, the Series A Preferred Shares will be adjusted accordingly so that the ratio of Common Shares to Series A Preferred Shares will always remain one to one so long as the Series A Preferred Shares remain outstanding. A Series A Preferred Share shall not be separately tradable from each Common Share to which it relates.

                    (b) Liquidation. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the outstanding Series A Preferred Shares shall be entitled to be paid in cash out of the net assets of the Corporation, including its capital, a liquidation payment of $11.00 per Series A Preferred Share as reduced by the amount of any Special Dividend, as such amount may be adjusted to reflect any and all adjustments made to the Common Shares, including but not limited to, any combinations, consolidations, recapitalizations, stock splits, stock dividends and the like, and no more, before any distribution or payment shall be made to the holders of any other shares of the Corporation. The balance of such assets, if any, shall be paid to the holders of the shares of the Corporation ranking junior to the Series A Preferred Shares as to rights in liquidation, according to their respective rights.

          In the event the Corporation declares and pays one or more Special Dividends, the liquidation payment of $11.00 per Series A Preferred Share shall be reduced by the aggregate amount of such Special Dividends. For the purposes set forth in the preceding language of this Section 5.1(b), neither the consolidation of the Corporation with, nor the merger of the Corporation into, any other corporation, nor the lease of all, or substantially all, of the Corporation’s properties and assets shall, without further corporate action, be deemed a liquidation, dissolution or winding up of the affairs of the Corporation. If the net assets of the Corporation are insufficient to pay to the holders of the Series A Preferred Shares the full amounts to which they are respectively entitled, the entire net assets of the Corporation remaining shall be distributed ratably to the holders of the Series A Preferred Shares.

                    (c) Distributions. Other than the distribution to the holders of the Series A Preferred Shares pursuant to Section 5.1(b), the holders of the Series A Preferred Shares shall have no other distribution rights associated with such shares.

                    (d) Voting Rights.

          (i) Except for the voting rights expressly conferred by this Section 5.1(d), and except to the extent provided by law, the holders of the outstanding Series A Preferred Shares shall not be entitled (x) to vote on any matter, or (y) to receive notice of, or to participate in, any meeting of shareholders of the Corporation at which they are not entitled to vote.

          (ii) The affirmative vote of the holders of more than two-thirds of the outstanding Series A Preferred Shares shall be required for (x) the adoption of any amendment, alteration or repeal of any provision of the Articles of Incorporation of the Corporation that adversely changes the preferences, limitations or relative rights of the Series A Preferred Shares or the holders thereof (it being understood that an increase in the number of directors of the Corporation is not such an adverse change), or (y) the authorization of, or the increase in the authorized number of shares of, any class of shares ranking senior to or on a parity with the Series A Preferred Shares as to rights in liquidation.

          (iii) Whenever the holders of Series A Preferred Shares are entitled to vote as a separate voting group on any matter pursuant to the provisions of paragraph (ii) of this Section 5.1(d), the vote required to approve such matter shall be the affirmative vote of more than two-thirds of all the votes entitled to be cast by that voting group, with each share having one vote.

(iv) Notwithstanding anything to the contrary in paragraph (ii) or (iii) of this Section 5.1(d), the only vote of the Series A Preferred Shares required to approve any matter described in Section 8.2 (including any amendment, alteration or repeal of any provision of the Articles of Incorporation in connection therewith) as to which the Series A Preferred Shares are required by law to vote as a separate voting group shall be the affirmative vote of a majority of all the votes entitled to be cast by that voting group, with each share having one vote.

                    (e) Conversion. The Series A Preferred Shares shall have no conversion rights.

                    (f) Termination. The Series A Preferred Shares shall terminate and have no liquidation preference or any other rights (and no further Series A Preferred Shares shall be issued) (i) upon the conversion of all the Series B Convertible Preferred Shares into Common Shares in accordance with Section 5.2(e) or (ii) in the event the Corporation pays one or more Special Dividends in an aggregate amount which causes the liquidation payment of a Series A Preferred Share to be zero in accordance with Section 5.1(b).

          5.2 Series B Convertible Preferred Shares. There are hereby designated Four Hundred Eighty Thousand (480,000) Series B Convertible Preferred Shares, no par value (the “Series B Convertible Preferred Shares”). The Series B Convertible Preferred Shares shall have the following preferences, limitations and relative rights:

                    (a) Dividends.

(i) The holders of the outstanding Series B Convertible Preferred Shares shall not be entitled to receive dividends on such Series B Convertible Preferred Shares.

(b) Voting Rights.

          (i) Except for the voting rights expressly conferred by this Section 5.2(b), and except to the extent provided by law, the holders of the outstanding Series B Convertible Preferred Shares shall not be entitled (x) to vote on any matter, or (y) to receive notice of, or to participate in, any meeting of shareholders of the Corporation at which they are not entitled to vote.

          (ii) The affirmative vote of the holders of more than two-thirds of the outstanding Series B Convertible Preferred Shares shall be required for (x) the adoption of any amendment, alteration or repeal of any provision of the Articles of Incorporation of the Corporation that adversely changes the preferences, limitations or relative rights of the Series B Convertible Preferred Shares or the holders thereof (it being understood that an increase in the number of directors of the Corporation is not such an adverse change), or (y) the authorization of, or the increase in the authorized number of shares of, any class of shares ranking senior to or on a parity with the Series B Convertible Preferred Shares as to rights in liquidation.

          (iii) Whenever the holders of Series B Convertible Preferred Shares are entitled to vote as a separate voting group on any matter pursuant to the provisions of paragraph (ii) of this Section 5.2(b), the vote required to approve such matter shall be the affirmative vote of more than two-thirds of all the votes entitled to be cast by that voting group, with each share having one vote.

          (iv) Notwithstanding anything to the contrary in paragraph (ii) or (iii) of this Section 5.2(b), the only vote of the Series B Convertible Preferred Shares required to approve any matter described in Section 8.2 (including any amendment, alteration or repeal of any provision of the Articles of Incorporation in connection therewith) as to which the Series B Convertible Preferred Shares are required by law to vote as a separate voting group shall be the affirmative vote of a majority of all the votes entitled to be cast by that voting group, with each share having one vote.

                    (c) Redemption. The Corporation may not redeem all or any portion of the outstanding Series B Convertible Preferred Shares.

                    (d) Liquidation. In the event of the liquidation, dissolution or winding up of the affairs of the Corporation, subject to the rights of the holders of the Series A Preferred Shares, the holders of the outstanding Series B Convertible Preferred Shares shall be entitled to be paid in cash out of the net assets of the Corporation, including its capital, a liquidation payment of $11.00 per number of Common Shares each Series B Convertible Preferred Share would be convertible into according to the formula contained in Section 5.2(e)(i) (as such amount may be adjusted to reflect any and all adjustments made to the Common Shares, including but not limited to, any combinations, consolidations, recapitalizations, stock splits, stock dividends and the like), and no more, before any distribution or payment shall be made to the holders of any shares of the Corporation ranking junior to the Series B Convertible Preferred Shares. For the purposes of the preceding sentence, neither the consolidation of the Corporation with nor the merger of the Corporation into any other corporation, nor the lease of all, or substantially all, of the Corporation’s properties and assets shall, without further corporate action, be deemed a liquidation, dissolution or winding up of the affairs of the Corporation. The cash payment conferred by this Section 5.2(d) to the holders of the Series B Convertible Shares will be made only to the extent the Series B Convertible Preferred Shares have not been previously converted. If the net assets of the Corporation are insufficient to pay to the holders of the Series B Convertible Preferred Shares the full amounts to which they are respectively entitled, the entire net assets of the Corporation remaining shall be distributed ratably to the holders of the Series B Convertible Preferred Shares and the holders of other preferred shares, if any, ranking on a parity with the Series B Convertible Preferred Shares as to rights in liquidation in proportion to the full amounts to which they are respectively entitled. After the payment of (i) the full liquidation preference of the Series A Preferred Shares set forth in Section 5.1(b) above and (ii) the full liquidation preference of the Series B Convertible Preferred Shares set forth in this section 5.2(d), the remaining net assets of the Corporation, if any, shall be distributed ratably to the holders of Common Shares and Series B Convertible Preferred Shares on an as-if-converted to Common Shares basis.

                    (e) Conversion.

          (i) Each holder of outstanding Series B Convertible Preferred Shares shall have the right to convert any of such shares into Common Shares of the Corporation upon and for 180 days following the occurrence of either of the following events (each a “Triggering Event”): (x) the sale or transfer of substantially all of the Corporation’s assets, shares or business, whether through exchange, merger, consolidation, lease, share exchange or otherwise, other than a sale of assets in liquidation, dissolution or winding up of the affairs of the Corporation, (y) the termination or expiration without renewal of the Advisory

Agreement with the Advisor, or if the Corporation ceases to use the Property Broker to provide property acquisition and disposition services, or (z) the listing of the Common Shares on a national exchange or quotation system or in any established market.

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                    Upon the occurrence of any Triggering Event, each Series B Convertible Preferred Share may be converted into a number of Common Shares based upon the gross proceeds raised through the date of conversion in the public offering or offerings of the Corporation’s Common Shares made by a Prospectus according to the following table:

Gross Proceeds Raised from Sales of Units through Date of Conversion	Number of Common Shares through Conversion of One Series B Convertible Preferred Share

$50 million	0.46160
$100 million	0.92321
$200 million	1.83239
$300 million	3.19885
$400 million	4.83721
$500 million	6.11068
$600 million	7.29150
$700 million	8.49719
$800 million	9.70287
$900 million	10.90855
$1 billion	12.11423
$1.1 billion	13.31991
$1.2 billion	14.52559
$1.3 billion	15.73128
$1.4 billion	16.93696
$1.5 billion	18.14264
$1.6 billion	19.34832
$1.7 billion	20.55400
$1.8 billion	21.75968
$1.9 billion	22.96537
$2 billion	24.17104

          In the event that after raising gross proceeds of $2 billion in the public offering or offerings of the Corporation’s Common Shares by a Prospectus, the Corporation engages in an additional public offering or offerings of the Corporation’s Common Shares made by a Prospectus, then upon the occurrence of any Triggering Event, each Series B Convertible Preferred Share may be converted into an additional number of Common Shares based upon the gross proceeds raised through the date of conversion (the “Additional Gross Proceeds”) in that additional public offering or offerings according to the following formula:

(X/100 million) x 1.20568, where X is the Additional Gross Proceeds rounded down to the nearest 100 million.

          (ii) Each holder of outstanding Series B Convertible Preferred Shares may exercise the conversion right provided in paragraph (e)(i) above as to all or any portion of the shares he holds by delivering to the Corporation during regular business hours, at the principal office of the Corporation or at such other place as may be designated in writing by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or endorsed or assigned to the Corporation (if so required), or if such shares are not evidenced by a certificate or certificates, a written notice of election, accompanied in either such case by written notice stating that the holder elects to convert such shares and stating the name or names (with address and applicable social security or other tax identification number) in which the Common Shares are to be issued. Conversion shall be deemed to have been effected on the date (the “Conversion Date”) when such delivery is made. As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of Common Shares to which he is entitled (or shall cause such Common Shares to be duly issued as required herein, if the Common Shares are uncertificated). The person in whose name the Common Shares are to be issued shall be deemed to have become a shareholder of record on the Conversion Date, unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a shareholder of record on the next succeeding date on which the transfer books are open; but the Conversion Ratio shall be that in effect on the Conversion Date. The Corporation may issue fractional Common Shares upon conversion of Series B Convertible Preferred Shares.

          (iii) The issuance of Common Shares on conversion of outstanding Series B Convertible Preferred Shares shall be made by the Corporation without charge for expenses or for any tax in respect of the issuance of such Common Shares, but the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Shares in any name other than that of the holder of record on the books of the Corporation of the outstanding Series B Convertible Preferred Shares converted, and the Corporation shall not be required to issue or deliver any certificate for Common Shares unless and until the person requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

          (iv) The term “Fair Market Value” of one Common Share, as used in this Section 5.2(e) shall, if the Common Shares are traded in the over-the-counter market, be deemed to be the mean between the bid and asked prices on the date the value is required to be determined, as reported by NASDAQ or any similar service, and if the Common Shares are listed and traded on a national stock exchange, be deemed to be the closing price of the Common Shares for such day derived from the New York Stock Exchange Composite Tape or any similar service; provided, however, that if the Common Shares are not traded on that date, then the Fair Market Value shall be determined, in the manner set forth above, on the most recent preceding business day on which the Common Shares were traded; provided further, however, that if the Fair Market Value of the Common Shares cannot be determined in accordance with the foregoing provisions (for example, if the Common Shares are not traded), the Fair Market Value of the Common Shares shall be determined in good faith by the Corporation’s Board of Directors, in accordance with any applicable laws or regulations. The term “Conversion Ratio,” as used herein, shall mean, as of any date, the number of Common Shares into which each Series B Convertible Preferred Share is convertible on that date. The initial Conversion Ratio shall be as set forth in Section 5.2(e)(i), but shall be adjusted as described below.

(v) The Conversion Ratio shall be subject to the following adjustments:

          (A) If the Corporation shall (y) pay a dividend on its outstanding Common Shares in Common Shares or subdivide or otherwise split its outstanding Common Shares, or (z) combine its outstanding Common Shares into a smaller number of shares, the Conversion Ratio shall be adjusted so that the holder of any Series B Convertible Preferred Shares surrendered for conversion after such event shall be entitled to receive the same aggregate number of Common Shares that he would have been entitled to receive had such shares been converted immediately prior to any such event and such event had then occurred.

          (B) If the Corporation shall issue rights, warrants or options to all holders of its Common Shares entitling them to subscribe for or purchase Common Shares at a price per share which is less than the Current Market Value per share (as hereinafter defined) on the record date mentioned below, the Conversion Ratio shall be adjusted to an amount determined by multiplying the Conversion Ratio in effect immediately prior to the issuance of such rights, warrants or options by a fraction, (y) the numerator of which shall be the number of Common Shares outstanding at the close of business on the date of issuance of such rights, warrants or options plus the number of additional Common Shares offered for subscription pursuant to such rights, warrants or options and (z) the denominator of which shall be the number of Common Shares outstanding at the close of business on the date of issuance of such rights, warrants or options plus the number of Common Shares which the aggregate exercise price of all such rights, warrants or options would purchase at such Current Market Value. Such adjustment shall be retroactively effective to the time immediately after the record date for the determination of the shareholders entitled to receive such rights, warrants or options. For the purposes of this Section 5.2(e)(v), the “Current Market Value” per Common Share on any date shall be deemed to be the average of the Fair Market Value of one Common Share (as defined in Section 5.2(e)(iv)) on each of the 20 consecutive trading days commencing 40 trading days before such date (a trading day being a day on which securities are traded in the over-the-counter market or, if the Common Shares are then listed on any national stock exchange, on such exchange), and if the Common Shares are not then traded, the Fair Market Value of one Common Share (as determined under Section 5.2(e)(iv)) as of the date in question.

          (C) If the Corporation shall make a distribution to all holders of its Common Shares of evidences of its indebtedness or assets (excluding dividends paid in cash out of funds available for dividends in accordance with applicable law), or rights, warrants or options to subscribe for or purchase securities of the Corporation (other than those referred to in subparagraph (B) of this Section 5.2(e)(v)), the Conversion Ratio immediately prior to such distribution shall be adjusted to an amount determined by multiplying such Conversion Ratio by a fraction, (y) the numerator of which shall be the Current Market Value of one Common Share (as defined in subparagraph (B) of this Section 5.2(e)(v)), and (z) the denominator of which shall be the Current Market Value of one Common Share on the next full business day after the record date fixed for the determination of the shareholders entitled to such distribution less the fair value (as conclusively determined in good faith by the Board of Directors of the Corporation) at the time of such distribution of that portion of the evidences of indebtedness, assets, or the rights, warrants or options, distributed which is applicable to one Common Share. Such adjustment shall be retroactively effective to a time immediately after such record date.

          (vi) Notwithstanding any of the foregoing provisions of this Section 5.2(e), no adjustment of the Conversion Ratio shall be made (i) if the Corporation shall issue Common Shares or rights, warrants or options to purchase Common Shares pursuant to one or more stock purchase plans, stock option plans, stock purchase contracts, incentive compensation plans, or other remuneration plans for employees (including officers) or directors of the Corporation or its Subsidiaries adopted or approved as required by law at any time or, (ii) in respect of any right granted by the Corporation to all holders of its Common Shares to purchase Common Shares at a discount from their Current Market Value by the reinvestment of dividends paid on its Common Shares.

          (vii) If any Series B Convertible Preferred Shares are converted into Common Shares after the record date for the occurrence of any of the events described in subparagraphs (A), (B) or (C) of Section 5.2(e)(v) but before the occurrence of such event, the Corporation may defer, until the occurrence of such event, issuing to the holder of Series B Convertible Preferred Shares so converted the Common Shares which he is entitled to receive because of the adjustments required pursuant to any such subparagraph.

          (viii) Whenever there is a required adjustment to the Conversion Ratio, such adjustment shall be made to the Conversion Ratio applicable to each step in the formula set forth in Section 5.2(e)(i) so that the adjustment given effect at the time of conversion is applied to the Conversion Ratio applicable to the amount of gross proceeds raised through the date of conversion. Anything in this Section 5.2(e) to the contrary notwithstanding, no adjustment to the Conversion Ratio shall be required unless such adjustment would require an increase or decrease of at least 0.00001 in such ratio; provided, however, that any adjustments which by reason of this Section 5.2(e) are not required to be made shall be carried forward and taken into account in making subsequent adjustments. All calculations under this Section 5.2(e) shall be made to the nearest 0.000001.

          (ix) Whenever the Conversion Ratio is adjusted pursuant to this Section 5.2(e), the Corporation shall (i) promptly place on file at its principal office and at the office of each transfer agent, if any, for the Series B Convertible Preferred Shares, a statement, signed by the Chairman or President of the Corporation showing in detail the facts requiring such adjustment and a computation of the adjusted Conversion Ratio, and shall make such statement available for inspection by shareholders of the Corporation, and (ii) cause a notice to be mailed to each holder of record of outstanding Series B Convertible Preferred Shares stating that such adjustment has been made and setting forth the adjusted Conversion Ratio.

          (x) In the event of any reclassification or recapitalization of the outstanding Common Shares (except a change in par value, or from no par value to par value, or subdivision or other split or combination of shares), or in case of any consolidation or merger to which the Corporation is a party, except a merger in which the Corporation is the surviving corporation and which does not result in any such reclassification or recapitalization, the Corporation or the successor or purchasing business entity shall provide (i) that the holder of each Series B Convertible Preferred Share then outstanding shall thereafter have the right to convert such share into the kind and amount of stock and other securities and property receivable, upon such reclassification, recapitalization, consolidation or merger by a holder of the number of Common Shares of the Corporation into which such Series B Convertible Preferred Shares might have been converted, and (ii) that there shall be subsequent adjustments of the Conversion Ratio which shall be equivalent, as nearly as practicable, to the adjustments provided for in this Section 5.2(e). The provisions of this paragraph (x) of this Section 5.2(e) shall similarly apply to successive reclassifications, recapitalizations, consolidations or mergers.

          (xi) Common Shares issued on conversion of Series B Convertible Preferred Shares shall be issued as fully paid shares and shall be nonassessable by the Corporation. The Corporation shall, at all times, reserve and keep available, for the purpose of effecting the conversion of the outstanding Series B Convertible Preferred Shares, such number of its duly authorized Common Shares as shall be sufficient to effect the conversion of all of the outstanding Series B Convertible Preferred Shares.

(xii) Series B Convertible Preferred Shares converted as provided herein shall not again become available for issuance.

ARTICLE VI
LIMIT ON LIABILITY AND INDEMNIFICATION

          6.1 Limitation of Director and Officer Liability; Indemnification.

                    (a) Subject to any applicable conditions set forth under the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, or in Section 6.1(c), as the case may be, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior to, on or subsequent to the effective date of this Article.

                    (b) Subject to any applicable conditions set forth under the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, or in Section 6.1(c) or (d), as the case may be, the Corporation shall indemnify against all liabilities and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, or (ii) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. The Corporation may, with the approval of the Board of Directors or any duly authorized committee thereof, provide such indemnification and advance for expenses to a person who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The Board of Directors may take such action as is necessary to carry out this Section 6.1(b) and is expressly empowered to adopt, approve and amend from time to time Bylaws, resolutions or contracts implementing such provisions.

                    (c) Notwithstanding the foregoing, the Corporation shall not provide for indemnification of or hold harmless a director (the “Indemnitee”) for any liability or loss suffered by the Indemnitee, unless all of the following conditions are met:

(i) The Indemnitee has determined, in good faith, that the course of conduct that caused the liability or loss was in the best interests of the Corporation.

(ii) The Indemnitee was acting on behalf of or performing services for the Corporation.

          (iii) Such liability or loss was not the result of (A) negligence or misconduct, in the case that the Indemnitee is a director (other than an Independent Director) or (B) gross negligence or willful misconduct, in the case that the Indemnitee is an Independent Director.

(iv) Such indemnification or agreement to hold harmless is recoverable only out of net assets and not from the shareholders.

                    (d) Notwithstanding the foregoing, the Corporation shall not provide indemnification for any liability, loss or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnitee, or (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities were offered or sold as to indemnification for violations of securities laws.

          6.2 Payment of Expenses. Subject to any applicable conditions set forth in the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, the Corporation shall pay or reimburse reasonable legal expenses and other costs incurred by an Indemnitee in advance of final disposition of a proceeding if all of the following are satisfied: (i) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Corporation, (ii) the legal proceeding was initiated by a third party who is not a shareholder or, if by a shareholder of the Corporation acting in his or her capacity as such, a court of competent jurisdiction approves such advancement, and (iii) the Indemnitee provides the Corporation with a written agreement to repay the amount paid or reimbursed by the Corporation, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct and is not entitled to indemnification. Any indemnification payment or reimbursement of expenses will be furnished in accordance with the procedures in the Virginia Stock Corporation Act or any successor statute.

          6.3 Express Exculpatory Clauses in Instruments. Neither the shareholders nor the directors, officers, employees or agents of the Corporation shall be liable under any written instrument creating an obligation of the Corporation by reason of their being shareholders, directors, officers, employees or agents of the Corporation, and all Persons shall look solely to the Corporation’s assets for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any shareholder, director, officer, employee or agent liable thereunder to any third party, nor shall the directors or any officer, employee or agent of the Corporation be liable to anyone as a result of such omission.

          6.4 Miscellaneous. The rights of each person or entity entitled to indemnification under this Article shall inure to the benefit of such person’s or entity’s heirs, executors, administrators, successors or assigns. Indemnification pursuant to this Article shall not be exclusive of any other right of indemnification to which any person or entity may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than the Corporation, and indemnification under policies of insurance purchased and maintained by the Corporation or others. However, no person or entity shall be entitled to indemnification by the Corporation to the extent such person or entity is indemnified by another, including an insurer.

          6.5 Amendments. No amendment, modification or repeal of this Article or any portion hereof shall diminish the rights provided hereunder to any person or entity arising from conduct or events occurring before the adoption of such amendment, modification or repeal.

ARTICLE VII
BOARD OF DIRECTORS

          The number of directors of the Corporation shall be fixed pursuant to the bylaws. Each director of the Corporation shall be elected for a term of one year.

ARTICLE VIII
AMENDMENT OF ARTICLES;

SHAREHOLDER VOTE ON CERTAIN MATTERS

          8.1 Amendment of Articles. Except as may be otherwise required by law or these Articles with respect to any outstanding series of Preferred Shares, these Articles may be amended at any time, and from time to time, upon the vote of the holders of a majority of the issued and outstanding Common Shares of the Corporation.

          8.2 Votes on Certain Matters. Subject to the mandatory provisions of any applicable laws or regulations, the Corporation’s shareholders, by vote of the holders of a majority of the issued and outstanding Common Shares of the Corporation and a majority of the votes entitled to be voted by any other voting group required by law to vote thereon as a separate voting group, may vote to approve (a) a plan of merger or share exchange, (b) a proposal for dissolution without the necessity for concurrence by the Board of Directors, or (c) to sell, lease, exchange, or otherwise dispose of all, or substantially all, of the Corporation’s property otherwise than in the usual and regular course of business.

ARTICLE IX
DEFINITIONS AND INTERPRETATIONS

          9.1 Definitions. As used in these Articles, unless the context otherwise requires, the following capitalized terms shall have the meaning set forth in this Section 9.1. All other capitalized terms used in these Articles but not defined in the body hereof or in this Section 9.1 shall have the respective meanings ascribed to them in the Bylaws of the Corporation:

          “Advisor” means the company with which the Corporation first enters into an advisory agreement (and any successor in interest to such company, which is an Affiliate of such company).

          “Advisory Agreement” means the Advisory Agreement between the Corporation and the Advisor, as it may be in effect from time to time.

          “Affiliate” means, with respect to another Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

          “Independent Expert” means a Person with no material current or prior business or personal relationship with the Advisor or the directors of the Corporation and who is engaged to a substantial extent in the business of rendering opinions regarding the value of real property and/or other assets of the type held by the Corporation.

          “Person” means any natural person, partnership, corporation, association, trust, limited liability company or other legal entity.

          “Property Broker” means the company with which the Corporation first enters into a property acquisition/disposition agreement (and any successor in interest to such company, which is an Affiliate of such company).

          “Prospectus” means the final version of the prospectus of the Corporation in connection with the registration of the Corporation’s Common Shares under one or more registration statements filed with the United States Securities and Exchange Commission on Form S-11 or Form S-3, as amended and supplemented, or any successor or similar forms.

          “Roll-Up Entity” means a partnership, real estate investment trust, corporation, trust or similar entity that would be created or would survive after the successful completion of a proposed Roll-Up Transaction.

          “Roll-Up Prospectus” means a Prospectus, as that term is defined in Section 2(10) of the Securities Act (including a preliminary prospectus, an offering circular as described in Rule 256 of the General Rules and Regulations under the Securities Act of 1933, or, in the case of an intrastate offering, any document by whatever name known, utilized for the purpose of offering and selling securities to the public), used to offer the securities of a Roll-Up Entity.

           “Roll-Up Transaction” means a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of the Corporation and the issuance of only securities of a Roll-Up Entity to the shareholders of the Corporation. Such term does not include:

          (a) a transaction involving securities of the Corporation that have been for at least twelve months listed on a national securities exchange; or

          (b) a transaction involving the conversion to corporate, trust or association form of only the Corporation, if, as a consequence of the transaction, there will be no significant adverse change in any of the following:

                    (i) voting rights of shareholders of the Corporation;

                    (ii) the term of existence of the Corporation;

                    (iii) Sponsor or Advisor compensation; or

                    (iv) the Corporation’s investment objectives.

          “Special Dividend” means any dividend payable to the holders of the Corporation’s Common Shares which the Board of Directors in its sole discretion (i) finds to be other than an ordinary dividend and (ii) declares by resolution to be a Special Dividend.

          “Sponsor” means any Person which (i) is directly or indirectly instrumental in organizing, wholly or in part, the Corporation, (ii) will control, manage or participate in the management of the Corporation, and any Affiliate of any such Person, (iii) takes the initiative, directly or indirectly, in founding or organizing the Corporation, either alone or in conjunction with one or more other Persons, (iv) receives a material participation in the Corporation in connection with the founding or organizing of the business of the Corporation, in consideration of services or property, or both services and property, (v) has a substantial number of relationships and contacts with the Corporation, (vi) possesses significant rights to control the Corporation’s properties, (vii) receives fees for providing services to the Corporation which are paid on a basis that is not customary in the industry, or (viii) provides goods or services to the Corporation on a basis which was not negotiated at arm’s-length with the Corporation. “Sponsor” does not include any Person whose only relationship with the Corporation is that of an independent property manager and whose only compensation is as such, or wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services.

          “Subsidiary” means any corporation a majority of the outstanding voting shares of which is owned, directly or indirectly, by the Corporation, by one or more Subsidiaries of the Corporation or by the Corporation and one or more Subsidiaries of the Corporation.

          9.2 Interpretations. For the purpose of these Articles, the shares of any class of the Corporation shall be deemed to rank as follows:

                    (a) senior to a series of preferred shares, either as to dividends or as to rights in liquidation, if the holders of such shares shall be entitled to the receipt of dividends or of amounts distributable upon the liquidation, dissolution or winding up of the affairs of the Corporation, as the case may be, in preference or priority to the holders of that series of preferred shares;

                    (b) on a parity with a series of preferred shares, either as to dividends or as to rights in liquidation, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of that series of preferred shares, if the holders of such shares shall be entitled to the same rights of that series of preferred shares as to the receipt of dividends or of amounts distributable upon the liquidation, dissolution or winding up of the affairs of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such shares; and

                    (c) junior to a series of preferred shares, either as to dividends or as to rights in liquidation, if such shares shall be Common Shares or if the holders of the series of preferred shares shall be entitled to the receipt of dividends or of amounts distributable upon the liquidation, dissolution or winding up of the affairs of the Corporation, as the case may be, in preference or priority to the holders of such shares.

ARTICLE X
ROLL-UP TRANSACTIONS

          In connection with any proposed Roll-Up Transaction, an appraisal of all of the Corporation’s assets shall be obtained from a competent Independent Expert. If the appraisal will be included in a Roll-Up Prospectus, the appraisal shall be filed with the SEC and the states as an exhibit to the registration for the offering. The Corporation’s assets shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the assets as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. The appraisal shall assume an orderly liquidation of the assets over a twelve-month period. The terms of the engagement of the Independent Expert shall clearly state that the engagement is for the benefit of the Corporation and the shareholders of the Corporation. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to shareholders of the Corporation in connection with a proposed Roll-Up Transaction. In connection with a proposed Roll-Up Transaction, the person sponsoring the Roll-Up Transaction shall offer to shareholders of the Corporation who vote against the proposed Roll-Up Transaction the choice of:

                    (a) accepting the securities of a Roll-Up Entity offered in the proposed Roll-Up Transaction; or

                    (b) one of the following:

(i) remaining as shareholders of the Corporation and preserving their interests in the Corporation on the same terms and conditions as existed previously; or

(ii) receiving cash in an amount equal to the shareholder’s pro rata share of the appraised value of the net assets of the Corporation.

          The Corporation is prohibited from participating in any proposed Roll-Up Transaction:

                    (a) that would result in the holders of Common Shares having democracy rights in a Roll-Up Entity that are less than the rights provided for in Sections 4.2, 4.3, 4.8 and 11.12 of the Corporation’s Bylaws and Article VIII hereof;

                    (b) that includes provisions that would operate as a material impediment to, or frustration of, the accumulation of shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares of the Corporation held by that investor;

                    (c) in which investor’s rights to access of records of the Roll-Up Entity will be less than those described in Sections 11.3 and 11.4 of the Corporation’s Bylaws; or

                    (d) in which any of the costs of the Roll-Up Transaction would be borne by the Corporation if the Roll-Up Transaction is not approved by the shareholders of the Corporation.